UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 27, 2016

The Joint Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-36724	90-0544160
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

16767 N. Perimeter Drive, Suite 240

Scottsdale, AZ 85260

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(480) 245-5960

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     Departure of Certain Officers

Effective on April 29, 2016, David Orwasher, Chief Development and Strategy Officer of the Company, and the Company agreed to terminate Mr. Orwasher’s employment with the Company.

(c)     Appointment of Certain Officers

On April 27, 2016, the Company appointed Peter Holt as Chief Operating Officer of the Company.

Mr. Holt, age 57, has had extensive operational experience in senior management with companies that have multiple store locations and franchises. Most recently, he served as President and CEO of Tasti D-Lite, a retailer of lower-fat dairy desserts. He held that position from 2013 until Tasti D-Lite was purchased by Kahala Brands in June of 2015. From 2007 through 2012, he was COO of Tasti D-Lite. While at Tasti D-Lite, among other achievements, he led the acquisition of Planet Smoothie, managed the integration of the two brands, and created and implemented a franchise marketing program. Prior to Tasti D-Lite, from 2005 until 2007, Mr. Holt served as Executive in Residence of Great Hills Partners, a Boston-based private equity firm. At Great Hills Partners, he was responsible for identifying, qualifying and assisting in the due diligence process of potential franchisor acquisitions. He was the Chief Operating Officer of 24Seven Vending (US), a subsidiary of the New Zealand publicly traded company, VTL Group Limited, from 2004 until 2005. At 24Seven Vending (US), Mr. Holt was responsible for all aspects of the implementation of an acquisition-to-franchise conversion expansion strategy in parallel with managing the financing, sales, operations, technology, and training for the company. From 1997 through 2003, Mr. Holt held various positions with Mail Boxes, Etc., including Executive Vice President of Franchise Sales and Development, Senior Vice President, International, and Vice President, International. He was responsible for all franchise sales functions including domestic sales, site selection/retail center development, and the international sales and operations division. Mr. Holt also held positions at Brice Foods, Inc. (1990-1996) and International Franchise Association (1986-1990). There were no arrangements or understandings with any person relating to Mr. Holt’s appointment as Chief Operating Officer of the Company.

Effective on April 27, 2016, Mr. Holt entered into an employment agreement with the Company, the term of which expires on December 31, 2017, and which is renewable upon agreement of the parties. He will receive a base annual salary of $280,000 and a yearly bonus of up to 40% of his then existing base salary if certain Company-wide and individual performance targets are met. In connection with accepting the position with the Company, Mr. Holt will be awarded stock options to purchase 95,000 shares of the Company’s common stock, which will vest in four equal annual installments on each of the first four anniversaries of the grant date. He also will be eligible to participate in awards of restricted stock and stock options as the Company’s board of directors or compensation committee may approve from time to time. Mr. Holt’s employment agreement also contains provisions noncompetition and nonsolicitation provisions. The preceding description of Mr. Holt’s employment agreement is qualified in its entirety by reference to the agreement, which is attached hereto as Exhibit 10.1.

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(e)     Compensatory Arrangements of Certain Officers

In connection with the termination of Mr. Orwasher’s employment with the Company as reported above, the Company and Mr. Orwasher have entered into a separation agreement dated as of April 29, 2016. The separation agreement provides that, for so long as Mr. Orwasher performs his obligations under the separation agreement, (i) the Company will continue to pay Mr. Orwasher his base salary for a period of nine months in accordance with his employment agreement, (ii) all stock options and restricted stock previously granted to Mr. Orwasher will vest as of the effective date of the separation agreement in accordance with his employment agreement, (iii) the stock options may be exercised through December 31, 2017; (iv) the Company will continue his current level of certain benefits for a period of nine months from the effective date of the separation agreement; (v) the Company will pay him all accrued vacation pay and paid time off in a lump sum payment; and (vi) the Company will reimburse him for all reasonable out-of-pocket costs associated with moving his residence from Arizona to Connecticut. The separation agreement affirms Mr. Orwasher’s confidentiality, non-competition and non-solicitation obligations under his employment agreement, while modifying the term of his non-competition obligation to one year, and his non-solicitation obligation to two years. Mr. Orwasher has also agreed (i) not to disparage the Company and (ii) to cooperate with the company (a) in transitioning his duties and (b) in connection with any third-party dispute about which he has information or with which he was involved. The separation agreement also contains a mutual release of claims. The preceding description of the separation agreement is qualified in its entirety by reference to the agreement, which is attached hereto as Exhibit 10.2.

Item 8.01	Other Events.

On May 2, 2016, the Company issued a press release, attached hereto as Exhibit 99.1 and incorporated by reference herein, announcing the appointment of Peter Holt as Chief Operating Officer of the Company. The preceding description of the press release is qualified in its entirety by reference to the press release, which is attached hereto as Exhibit 99.1.

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Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description

10.1	Employment Agreement dated April 27, 2016, between the Company and Peter Holt.

10.2	Separation Agreement dated April 29, 2016, between the Company and David Orwasher.

99.1	Press release dated May 2, 2016, entitled “The Joint Corp. Appoints Peter Holt Chief Operating Officer”.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2016.	The Joint Corp.

	By	/s/ John B. Richards
John B. Richards
Chief Executive Officer

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